Exhibit 4.7.2

SECOND SUPPLEMENTAL INDENTURE

dated as of November 8, 2016
among
ONEMAIN FINANCIAL HOLDINGS, LLC,
as Issuer

AND

OMF HY, INC.,
as Co-obligor

AND

ONEMAIN HOLDINGS, INC.,
as Guarantor

AND

THE BANK OF NEW YORK MELLON,
as Trustee

$700,000,000 6.75% Senior Notes due 2019
$800,000,000 7.25% Senior Notes due 2021

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of November 8, 2016, among ONEMAIN FINANCIAL HOLDINGS, LLC, a Delaware limited liability company (the “Company”), OMF HY, INC., a Delaware corporation (the “Co-obligor”), ONEMAIN HOLDINGS, INC., a Delaware corporation (the “Parent Guarantor”), and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of December 11, 2014 (as amended and supplemented from time to time, the “Indenture”), relating to the Company’s 6.75% Senior Notes due 2019 and 7.25% Senior Notes due 2021 (the “Notes”);

WHEREAS, pursuant to Section 3.7(b) of the Indenture, the Company is permitted to cause any Parent to provide a senior Guarantee of the Notes;

WHEREAS, the Parent Guarantor is a Parent of the Company and desires to provide a senior Guarantee of the Notes;

WHEREAS, pursuant to Section 9.1(4) of the Indenture, the Company, any Guarantor and the Trustee are permitted to amend the Indenture without the consent of any Holder to provide for a Guarantee for the benefit of the Holders.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The Parent Guarantor, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article X thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer, the Co-obligor and the

Parent Guarantor. All rights, privileges, protections, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture are hereby deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ONEMAIN FINANCIAL HOLDINGS, LLC,
as Issuer

By: /s/ David R. Schulz
Name: David R. Schulz
Title: Treasurer

OMF HY, INC., as Co-obligor

By: /s/ David R. Schulz
Name: David R. Schulz
Title: Treasurer

ONEMAIN HOLDINGS, INC., as Guarantor

By: /s/ David R. Schulz
Name: David R. Schulz
Title: Treasurer

[Signature Page to OneMain Financial Holdings, LLC Second Supplemental Indenture]

The Bank of New York Mellon, as Trustee

By: /s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

[Signature Page to OneMain Financial Holdings, LLC Second Supplemental Indenture]